Exhibit 99.1

FOR IMMEDIATE RELEASE

NYC announces portfolio occupancy grows to over 87%1, temporary suspension of cash dividend to Generate additional working capital to help FUND upfront leasing commissions and tenant improvements among other uses

Strong leasing supports long-term growth, increases weighted-average lease term to 7.2 years

New York, July 1, 2022 – New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”) announced today that ongoing strong leasing activity has grown its pure-play New York City portfolio occupancy by 4% since the beginning of the year, to over 87% as of June 30, 20221, and that portfolio weighted-average remaining lease term has increased to 7.2 years as of the same date. The Company also announced that as it continues to proactively increase occupancy at its properties, its board of directors concluded that temporarily suspending2 the Company’s quarterly dividend is a prudent action. The Company added that the board will continue to evaluate the Company’s dividend policy on a quarterly basis. The additional working capital generated by the suspension will be available to fund, among other things, the upfront costs of leasing commissions and tenant improvements associated with future leasing activity. Since the beginning of calendar year 2021, through June 30, 2022, we have entered into leases that have already commenced or are expected commence in the third quarter of 2022 that total approximately $76 million in base rent payments over the terms of the leases.

“The leasing activity we have seen this year will grow our portfolio occupancy, once the leases commence, to over 87%1 for the first time since 2020 and increase our portfolio weighted-average lease duration to 7.2 years,” said Michael Weil, CEO of NYC. “Leasing commissions and tenant improvement costs, which are payable prior to rent commencement, are economically beneficial compared to the substantial rent paid over the terms of the leases. To potentially help fund these future expenses, we are temporarily suspending the dividend as we maintain our leasing momentum. We believe this is a prudent step and anticipate the cash savings from the temporary suspension will also be used to, among other things, help fund future leasing activity, consistent with the proactive asset management strategy that has resulted in 98% cash rent collection in the first quarter of 2022 and a portfolio that we believe is more robust than it was before COVID.”

Footnote

1 Includes (i) all leases fully executed by June 30, 2022 and (ii) all leases under negotiation with an executed nonbinding letter of intent (“LOI”) by both parties as of June 30, 2022. There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.

2 There is no assurance as to when or if dividends may be reinstated or the amount of any future dividend payments.

About New York City REIT, Inc.

New York City REIT, Inc. is a publicly traded REIT that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve substantial risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “plans,” “intends,” “should,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of NYC’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and other countries, as well as other public and private actors and companies and the impact on NYC, NYC’s tenants and the global economy and financial markets, as well as those set forth in the Risk Factors section of NYC’s most recent Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022, and all other filings filed with the Securities and Exchange Commission after that date, as such risks, uncertainties and other important factors may be updated from time to time in NYC’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and NYC undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investor Relations

info@ar-global.com

(866) 902-0063

2